EXHIBIT 99.5

NEWS RELEASE

AMERICAN EAGLE

OUTFITTERS

Reports February Sales of $143.1 Million on a Same Store Sales Increase of 6%

Establishes First Quarter EPS Guidance

Warrendale, PA, March 1, 2006 -- American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the month ended February 25, 2006 increased 12% to $143.1 million, compared to $127.7* million for the month ended February 26, 2005. Comparable store sales increased 6% for the February period. The Company attributes the increase in February comparable store sales to the positive customer response to the Spring assortments, with positive performance in both our women's and men's businesses.

At this time the Company expects first quarter earnings to be in the range of $0.36 to $0.38 per share, compared to $0.35 per share last year. Guidance in 2006 includes the expensing of stock options. The first quarter guidance includes stock option expense of approximately $0.02 per share. For the year, we expect stock option expense to be approximately $0.04 to $0.05 per share.

* Please note that beginning in February 2006, we are now recording shipping charges from our AE Direct business as sales revenue, rather than as a reduction in cost of goods sold, as we have historically done.  Sales for the year-ago period have been reclassified to conform to the current presentation. The effect of this change on February 2005 sales was an increase of $0.7 million.

To access our recorded monthly sales commentary, please call 800-642-1687, conference code 3282124#.

In a separate press release issued this morning, the company announced its fourth quarter financial results. Management will hold a conference call to discuss the results at 9:00 a.m. Eastern Time this morning. To listen to the call please dial 877-601-0864 five to seven minutes prior to the scheduled start time. The conference call will also be simultaneously broadcast over the Internet at www.ae.com or www.streetevents.com. Anyone unable to listen to the call can access a replay beginning March 1, 2006 at 12:00 p.m. Eastern Time through March 15, 2006 by dialing 800-642-1687 and referencing confirmation code 3321190#.

American Eagle Outfitters (NASDAQ: AEOS) is a leading retailer that designs, markets and sells its own brand of laidback, current clothing for 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic T's as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle Outfitters currently operates 798 stores in 50 states, the District of Columbia and Puerto Rico, and 71 AE stores in Canada. AE also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. The company plans to open MARTIN + OSA, a new sportswear concept targeting 25 to 40 year old women and men, in the fall of 2006. For additional information and updates, visit www.martinandosa.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding first quarter earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to, the risk that our Spring assortments are not well received, and as a result, our first quarter sales, markdowns and/or earnings expectations may not be achieved, and those other risks described in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:
American Eagle Outfitters, Inc.
Judy Meehan, 724-776-4857

OR

Financial Media Contact
Berns Communications Group
Stacy Berns or Melissa Jaffin, 212-994-4660